Exhibit 99.1

AXION Reports First Quarter 2013 Results

Company to conduct conference call on Thursday, May 16 at 4:30 pm ET

NEW PROVIDENCE, N.J. – May 15, 2013 - AXION International Holdings, Inc. (OTCBB:AXIH), a leader in recycled plastic and plastic composite technologies used to produce ECOTRAX™ rail ties and STRUXURE™ building products, today announced financial results for its first quarter ended March 31, 2013.

Highlights include:

•	Gross margins increased to 13.5% driven by diversified revenue mix selling to 15 customers

•	Shipped initial orders of STRUXURE™ Construction Mats which are gaining strong interest from potential customers and distributors

•	ECOTRAX™ continue to gain market adoption, with increasing orders from new and current customers from around the world

“This quarter showed that with a normalized sales mix across customers, geographies, and products AXION can achieve improved margins. We saw a reduction in customer concentration and started the process of becoming a more vertically integrated manufacturer. Based on increased new customer adoptions and the robustness of our sales pipeline, we are confident that we can increase the volume of our sales at improving margins to generate positive earnings,” stated AXION President and CEO Steve Silverman. “We are at a critical point in time with regards to the total volume of plastic being manufactured. Our financial models indicate that as we achieve the higher volumes projected, and with AXION operating its own facility and reducing our reliance on contract manufacturing where warranted, we will see reduced costs and higher margins.”

“AXION has been selling rail ties to a key Class I customer under a three year supply agreement at a heavily discounted price. We’ve benefitted from this contract by establishing market adoption and manufacturing volumes. For the first quarter of 2013, we reduced our sales concentration to this customer by over two thirds from the same period in the prior year. We continued to diversify our revenue base in the first quarter of 2013 by selling products to 15 different customers, with 11 of these being existing customers and 4 of them new. This shows that existing customers are happy with our products and are reordering.”

“With continuing investments in our sales and marketing efforts, our sales pipeline remains robust. Major trials of both our ECTORAX™ and STRUXURE™ Construction Mats are underway. ECOTRAX™ are now in trial with transit lines in Brazil, Canada, Russia and Europe, as well as with two Class 1 rail lines in the US, while various pipeline suppliers and contractors have our STRUXURE™ Construction Mats in place.”

“Our revenues declined 23% in the first quarter of 2013 compared to the first t quarter of 2012 due to relatively low sales volume to the Class 1 customer. Late last year this customer conducted in track testing of ECOTRAX™ ties with higher mechanical properties and has been pleased with their performance. This customer has resumed shipments of these ties. As such, we expect that for the balance of 2013, as we ship against their 50,000 rail tie order at the reduced introductory price to this one customer, we will have continued pressure on our margins. Experiencing a normalized sales mix in the first quarter gave us a clear picture of our operating and financial results when the Company does not have heavy a concentration with one customer. ”

“In February we began to operate and control our own manufacturing facility. We are reducing our reliance on the subcontract manufacturing model and replacing it with a production model where we manufacture our products utilizing our own employees, management and processes in the Waco, Texas facility where we previously had subcontracted the production to a third-party. By controlling more of the manufacturing process, we believe we will be able to reduce costs and find new efficiencies, even given the current volume of production. Based on this model, as volume increases, we expect to see further declines in our cost of manufacturing. We are very encouraged by this strategy since increasing our volume of sales should lead to improving margins,” concluded Silverman.

During the first quarter of 2013 AXION shipped relatively large orders of ECOTRAX™ ties to railways in Texas and Florida. AXION also shipped its first purchase order to a large European rail road, in conjunction with Sicut Holding Limited the licensee for the technologies in Europe, in addition to selling numerous trial size orders to other customers around the world that are now conducting tests with the its 100% recycled composite ties. AXION has received strong interest in its STRUXURE™ Construction Mats from potential customers and distributors, which led to purchase orders during the quarter. STRUXURE™ boards were also sold in the first quarter for bridge building and repair applications.

AXION reported $1,759,635 in revenues for the first quarter of 2013, a 23% decline compared to $2,296,573 for the first quarter of 2012. AXION’s gross margin increased to 13.5% of sales to $237,214 for the first quarter of 2013 compared to 0.5% of sales or $11,123 in the same period of the prior year.

Product development and quality management expenses declined to $218,223 in the first quarter of 2013 compared to $235,479 in the same period of the prior year. Marketing and sales expenses increased in the first quarter of 2013 to $244,929 from $138,772 in the first quarter of 2012. General and administrative expenses declined to $718,111 in the first quarter of 2013 compared to $835,391 in the first quarter of 2012.

Loss from operations narrowed to $944,049 in the first quarter of 2013 from $1,198,519 in the first quarter of 2012. The non-cash expense related to the change in fair value of derivative liabilities associated with the 8% convertible promissory notes was $5.6 million and accounted for the majority of the net loss attributable to common shareholders of $7,280,898 or $0.25 per basic and diluted share for the first quarter of 2013. This compares to a net loss attributable to common shareholders of $1,755,096 or $0.07 per basic and diluted share for the first quarter of 2012. Without this non-cash charge, AXION’s net loss would have narrowed.

Conference call details:

Date: Thursday, May 16, 2013

Time: 4:30 p.m. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 877-407-9079

Dial in Number for International Callers (Outside of the U.S. & Canada): 201-493-6746

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on the Investor Relations section of AXION's website at www.axih.com.

For those unable to participate in the call at the scheduled time, a replay will be available for 7 days starting on May 16 at 8:00 p.m. ET. To access the replay, please dial 877-660-6853 in the U.S. and Canada, and 201-612-7415 for international callers. The conference ID# is 414271.

About AXION International Holdings, Inc.

AXION (OTCQB: AXIH) is green technology company, transforming waste plastics into structural building materials. Using 100%-recycled consumer and industrial plastics, AXION develops, markets and sells its recycled structural composite products through its ECOTRAX™ composite railtie and STRUXURE™ building material lines. From the railroading industry to the military to global engineering firms, AXION delivers tested, proven and superior green solutions to infrastructure needs around the world.

www.AXIH.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause AXION’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in AXION’s filings with the Securities and Exchange Commission.

Contacts

AXION Investor and Media Relations
Andrew Haag
Managing Partner
IRTH Communications
axih@irthcommunications.com
1-866-976-IRTH (4784)